Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)

KIMCO REALTY CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount Registration Fee
Equity	Common Stock, par value $0.01 per share	Other	17,500,000	$21.63	$378,525,000.00	0.00015310	$57,952.18
Total Offering Amounts					$378,525,000.00		$57,952.18
Total Fee Offsets							—
Net Fee Due							$57,952.18

(1)
The Kimco Realty Corporation 2025 Equity Participation Plan (the “Plan”) authorizes the issuance of 17,500,000 shares of Kimco Realty Corporation’s (the “Company”) common stock, $0.01 par value per share (“Common Stock”). In accordance with Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (“Registration Statement”) shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, or similar transaction. The Plan was approved by the Board of Directors of the Company and is subject to stockholder approval at the Company’s 2025 Annual Meeting of Stockholders. If stockholder approval of the Plan is not obtained, these shares will not be available for issuance under the Plan.

(2)
Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is based upon the average of the high and low prices per share of Common Stock as reported on the New York Stock Exchange on February 18, 2025.